As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-156802

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

CALIFORNIA	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________

Lynda J. Nahra
President and Chief Executive Officer
445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________

with a copy to:
Arthur A. Coren, Professional Corporation
HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
(818) 591-2121
(818) 591-3838 (Fax)
_______________

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
_______________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following  box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
_______________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value(1)	521,158	$4.49(2)	$2,340,000	$92
Warrant to Purchase Common Stock(1)	---	---	---	---
Total			$2,340,000	$92(3)
_______________

(1)
The shares of our common stock, no par value (the “Common Stock”) being registered are purchasable upon exercise of the warrant (the “Warrant”) being registered, which we issued to the Treasury concurrent with the sale and issuance of 15,600 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the Treasury.  In addition to the number of shares of Common Stock stated in the table above, there is being registered, pursuant to Rule 416, such number of additional shares of Common Stock, of a currently indeterminate amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrant.  Pursuant to Rule 457(g), no additional fee is payable for the Warrant.

(2)	Calculated in accordance with Rule 457(i) with respect to the exercise price of $4.49 per share of Common Stock.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2009

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

COMMUNITY WEST BANCSHARES

Warrant to Purchase 521,158 Shares of Common Stock
521,158 Shares of Common Stock

This prospectus relates to the resale from time to time by the Selling Shareholders (as defined below) of: (i)  a warrant (the “Warrant”) to purchase up to 521,158 shares of our common stock, no par value (the “Common Stock”) at an exercise price of $4.49 per share, subject to adjustment as described in this prospectus, and (ii) the shares of our Common Stock that the Selling Shareholders have the right to acquire upon the exercise of the Warrant.  The Warrant and 15,600 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) were issued by Community West Bancshares, a California corporation on December 19, 2008 to the United States Department of the Treasury (the “Treasury” or the “Initial Selling Shareholder”) as part of the Troubled Asset Relief Program - Capital Purchase Program (the “TARP Program”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  In this prospectus, we refer to the Warrant and the shares of Common Stock issuable upon exercise of the Warrant collectively as the “securities.”

The Initial Selling Shareholder and its successors, including transferees (together with the Initial Selling Shareholder, the “Selling Shareholders”), may offer the securities described in this prospectus from time to time through one or more public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices directly or through underwriters, broker-dealers or agents.  If these securities are sold through underwriters, broker-dealers or agents, the Selling Shareholders will be responsible for underwriting discounts or commissions or agents' commissions.  We will not receive any proceeds from any sale of the securities by the Selling Shareholders.

Our Common Stock is traded on the NASDAQ Global Market under the symbol “CWBC”.  On February 2, 2009, the last reported sale price of our Common Stock was $3.44 per share.  The Warrant is not listed on any established securities exchange or quotation system, and, unless requested by the Initial Selling Shareholder, we do not intend to seek such a listing for the Warrant.

Our principal executive offices are located at 445 Pine Avenue, Goleta, California 93117, and our telephone number is (805) 692-5821.

See “RISK FACTORS” beginning on page 2 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The date of this prospectus is _______________ __, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process.  Under this shelf process, the Selling Shareholders may from time to time sell or otherwise dispose of the securities covered by this prospectus in one or more offerings.   We may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Shareholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement provided by us in the future.  We have not, and the Selling Shareholders have not, authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where  the offer and sale are not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements about the financial condition, results of operations and business of the Company.  These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering.  You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions.  These forward-looking statements involve substantial risks and uncertainties.  Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	there may be increases in competitive pressure among financial institutions;

•	general economic conditions, either nationally or locally in areas in which the Company conducts its operations, or conditions in securities markets may be less favorable than we expect;

•	legislation or regulatory changes may adversely affect our ability to conduct our business; or

•	changes in the interest rate environment may reduce interest margins or impair the ability of the borrower to repay its loan to the Company.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the Company following the offering may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond our ability to control or predict.  Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE TO FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The internet address of the SEC’s website is www.sec.gov.  Such reports and other information concerning Community West can also be inspected at the offices of Community West at 445 Pine Street, Goleta, California 93117 and can also be retrieved by accessing our website (www.communitywest.com).

i

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement.  Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC.  Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference the documents listed below and, until this offering has been completed, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•
Our Annual Report on Form 10-K (including information from the proxy statement for our 2008 Annual Meeting of Shareholders incorporated therein) for the year ended December 31, 2007, which contains financial statements for our most recent fiscal year ended.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

•	Our Current Reports on Form 8-K filed January 22, 2008, April 17, 2008, July 25, 2008, September 10, 2008, October 20, 2008, December 18, 2008 and December 24, 2008.

•
The description of our Common Stock which is contained in our registration statement on Form 8-A dated December 31, 1997, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost, by writing or telephoning us at the address set forth below.

Community West Bancshares
445 Pine Avenue
Goleta, California 93117
Attention: Charles G. Baltuskonis
(805) 692-5821

ii

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus.  It may not contain all of the information that is important to you or that you should consider before investing in our securities.  Important information is incorporated by reference into this prospectus.  To understand this offering fully, you should read carefully the entire prospectus, including “RISK FACTORS” and the other information incorporated by reference in this prospectus which are described under “WHERE TO FIND MORE INFORMATION” in this prospectus.

Company Information

General

Community West Bancshares (“Community West”) was incorporated in the State of California on November 26, 1996, for the purpose of becoming a bank holding company.  On December 31, 1997, Community West acquired a 100% interest in Community West Bank, National Association (the “Bank”) (formerly, Goleta National Bank).  Effective that date, shareholders of the Bank became shareholders of Community West in a one-for-one exchange.  Community West and the Bank are collectively referred to herein as the “Company,” “we” “us” or “our.”

Community West is a bank holding company.  The Bank is the sole bank subsidiary of Community West.  Community West provides management and shareholder services to the Bank.  The Bank offers a range of commercial and retail financial services to professionals, small to mid-sized businesses and individual households.  These services include various loan and deposit products.  The Bank also offers other financial services.

As of September 30, 2008, we had total consolidated assets of $640.2 million, total loans of $562.3 million, total deposits of $482.9 million and total shareholders’ equity of $51.1 million.

Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “CWBC.”  Our principal executive offices are located at 445 Pine Avenue, Goleta, California 93117.  Our telephone number is (805) 692-5821.

Summary of the 2008 Private Placement

On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced a voluntary Troubled Asset Relief Program Capital Purchase Program (the “TARP Program”) to provide U.S. financial institutions with the opportunity to raise additional capital.  Under the TARP Program, the Treasury would provide capital to U.S. financial institutions in exchange for senior preferred stock.

On December 19, 2008, pursuant to the TARP Program, we sold to the Treasury 15,600 shares of our Series A Preferred Stock for an aggregate purchase price of $15.6 million and concurrently issued to the Treasury a ten-year Warrant to purchase up to 521,158 shares of our Common Stock at an exercise price of $4.49 per share.  The issuance of the Series A Preferred Stock and the Warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act pursuant to the terms of a Letter Agreement, dated December 19, 2008 which incorporates the provisions of a Securities Purchase Agreement – Standard Terms attached thereto (collectively with the Letter Agreement, the “Purchase Agreement”).  We are required under the terms of the Purchase Agreement to register for resale the shares of the Series A Preferred Stock, the Warrant and the shares of our Common Stock underlying the Warrant on the condition that we are eligible to register these securities on Form S-3 as of the signing date of the Purchase Agreement, December 19, 2008.  The Series A Preferred Stock was not eligible for registration on Form S-3 on December 19, 2008 and, therefore, this registration statement relates solely to the Warrant and the shares of Common Stock issuable upon exercise of the Warrant.  The terms of the Warrant and our Common Stock are described under “DESCRIPTION OF WARRANT” and “DESCRIPTION OF COMMON STOCK.”  The Purchase Agreement between us and the Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008 and incorporated into this prospectus by reference.  See “WHERE TO FIND MORE INFORMATION.”

The Offering

Issuer:	Community West Bancshares

Initial Selling Shareholder:	The United States Department of the Treasury

Selling Shareholders:	Collectively, the Initial Selling Shareholder and its successors, including transferees.

Securities Offered:	• A Warrant to purchase up to 521,158 shares of our Common Stock; and
• Up to 521,158 shares of our Common Stock that the Selling Shareholders have the right to purchase upon the exercise of the Warrant, subject to adjustment as described in this prospectus.

Use of Proceeds:
We will not receive any proceeds from any resale of the Warrant or the Common Stock issuable upon exercise of the Warrant that may be sold from time to time under this prospectus by the Selling Shareholders.

Risk Factors:
An investment in our securities involves a high degree of risk.  See “RISK FACTORS” beginning on page 2 for a discussion of certain factors that you should consider when evaluating an investment in our securities.

Nasdaq Global Market Symbol:	CWBC

RISK FACTORS

Investing in our securities involves various risks which are particular to our Company, our industry and our market area.  You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2007, our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and the risks that we have highlighted in other sections of this prospectus before making an investment decision.  The risks described below are not the only risks we face.  The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the following risks actually occur, our business, results of operations and financial condition could suffer.  In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

Recession and changes in domestic and foreign financial markets may have a material negative impact on our results of operations and financial condition.

Economic indices have shown that since the fourth quarter of 2007, the United States economy has been in a recession. This has been reflected in significant business failures and job losses, including the potential bankruptcies of three U.S. automobile manufacturing companies and by job losses in excess of 500,000 in each of November and December 2008.  Job losses at this level are expected to continue at that level during the first calendar quarter of 2009.

In addition, in the past year, the domestic and foreign financial markets, securities trading markets and economies generally have experienced significant turmoil including, without limitation, government takeovers of troubled institutions, government brokered mergers of such firms to avoid bankruptcy or failures, bankruptcies of securities trading firms and insurance companies, failures of financial institutions and securities brokerage firms, declines in real property values, and wide fluctuations in energy prices, all of which have contributed to reduced availability of credit for businesses and consumers, elevated foreclosures on residential and commercial properties, falling home prices, reduced liquidity and a lack of stability across the entire financial sector.  These recent events and the corresponding uncertainty and decline in financial markets are likely to continue for the foreseeable future.  The full extent of the repercussions to our nation’s economy in general and our business in particular therefrom are not fully known at this time.  Such events may have a negative effect on (i) our ability to service our existing customers and attract new customers, (ii) the ability of our borrowers to operate their business as successfully as in the past, (iii) the financial security and net worth of our customers, and (iv) the ability of our customers to repay their loans with us in accordance with the terms thereof.  Even though we have enhanced our total shareholders equity with the proceeds of the $15.6 million we received in TARP funds (discussed below), such developments could have a material negative impact on our results of operations and financial condition.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.”  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  The Treasury has allocated $250 billion towards the TARP Program.  Under the TARP Program, the Treasury is purchasing equity securities from participating institutions.  The Series A Preferred Stock and Warrant offered by this prospectus were issued by us to the Treasury pursuant to the TARP Program.  The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000.  This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, the Treasury, the FDIC, the SEC and others to address the liquidity and credit crisis that has followed the sub-prime loan problems that commenced in 2007.  These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide “back-stop” liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.  The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system.  The EESA and the other regulatory initiatives described above may not have their desired effects.  If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels.  In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

We are subject to certain executive compensation and corporate governance restrictions as a result of our participation in the TARP Program.

As a result of our participation in the TARP Program, we must adopt the Treasury's standards for executive compensation and corporate governance for the period during which the Treasury holds an equity position acquired under the TARP Program.  These standards generally apply to our Chief Executive Officer, our Chief Financial Officer, our Chief Credit Officer and up to the two next most highly compensated executive officers (collectively, the “senior executive officers”).  The standards include: (i) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our Company, (ii) requiring clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (iii) prohibiting golden parachute payments to a senior executive officer, and (iv) our agreement not to deduct for tax purposes compensation to a senior executive officer in excess of $500,000.  In particular, the change to the deductibility limit on executive compensation may increase the overall cost of our compensation programs in future periods or impact our ability to attract and retain quality executive personnel.  We will be subject to the executive compensation and corporate governance restrictions for so long as the Treasury holds the Series A Preferred Stock, the Warrant or any shares of Common Stock issuable upon exercise of the Warrant as a result of our participation in the TARP Program. This period could be more than ten (10) years.

All of our lending involves underwriting risks.

As of September 30, 2008, commercial business loans represented 13.02% of our total loan portfolio; real estate loans represented 22.91% of our total loan portfolio; SBA loans represented 27.49% of our total loan portfolio and manufactured housing loans represented 32.85% of our total portfolio.  All such lending, even when secured by the assets of a business, involves considerable risk of loss in the event of failure of the business.  To reduce such risk, we typically take additional security interests in other collateral of the borrower, such as real property, certificates of deposit or life insurance, and/or obtain personal guarantees.  However, there can be no assurances that we have taken sufficient security interests.

Our dependence on real estate concentrated in the State of California.

As previously noted, as of September 30, 2008, approximately $267 million, or 47.44%, of our loan portfolio is secured by various forms of real estate, including residential and commercial real estate.  A further decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans.  The real estate securing our loan portfolio is concentrated in California.  If real estate values decline significantly, especially in California, the change could harm the financial condition of our borrowers, the collateral for our loans will provide less security and we would be more likely to suffer losses on defaulted loans.

Curtailment of government guaranteed loan programs could affect a segment of our business.

A major segment of our business consists of originating and periodically selling government guaranteed loans, in particular those guaranteed by the Small Business Administration (the “SBA”).  From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans.  In addition, these agencies may change their rules for loans or Congress may adopt legislation that would have the effect of discontinuing or changing the loan programs.  Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable.  Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline.  Also, the profitability of these loans could decline.  As the funding of the guaranteed portion of 7(a) loans is a major portion of our business, the long-term resolution to the funding for the 7(a) loan program may have an unfavorable impact on our future performance and results of operations.

Reserve for credit losses may not be adequate to cover actual loan losses.

The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may have an adverse effect on our financial condition or results of operation.  We maintain a reserve for credit losses to absorb estimated probable credit losses inherent in the loan and commitment portfolios as of the balance sheet date.  As of September 30, 2008, our allowance for loan losses was 1.14% of gross loans.  In determining the level of the reserve for credit losses, our management makes various assumptions and judgments about the loan portfolio.  We rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information.  If management’s assumptions are incorrect, the reserve for credit losses may not be sufficient to cover losses, which could have a material adverse effect on our financial condition and/or results of operations.  There can be no assurance that the allowance will be adequate.  Material additions to our allowance for loan losses would materially decrease our net income and could adversely affect our capital.

Our small business customers may lack the resources to weather a downturn in the economy.

One of the primary focal points of our business development and marketing strategy is serving the banking and financial services needs of small- and medium-sized businesses and professional organizations.  Small businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger entities.  If economic conditions are generally unfavorable in our service areas, the businesses of our lending clients and their ability to repay outstanding loans may be negatively affected.  As a consequence, our results of operations and financial condition may be adversely affected.

Environmental laws could force the Company to pay for environmental problems.

When a borrower defaults on a loan secured by real property, we generally purchase the property in foreclosure or accept a deed to the property surrendered by the borrower.  We may also take over the management of commercial properties when owners have defaulted on loans.  While the Bank has guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we own, manage or occupy and unknown hazardous risks could impact the value of real estate collateral.  We face the risk that environmental laws could force us to clean up the properties at our expense.  It may cost much more to clean a property than the property is worth.  We could also be liable for pollution generated by a borrower’s operations if we took a role in managing those operations after default.  Resale of contaminated properties may also be difficult.

Fluctuations in interest rates may reduce profitability.

Changes in interest rates affect interest income, the primary component of our gross revenue, as well as interest expense.  Our earnings depend largely on the relationship between the cost of funds, primarily deposits and borrowings, and the yield on earning assets, primarily loans and investment securities.  This relationship, known as the interest rate spread, is subject to fluctuation and is affected by the monetary policies of the Federal Reserve Board, the shape of the yield curve, the international interest rate environment, as well as by economic, regulatory and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Many of these factors are beyond our control.  Fluctuations in interest rates may affect the demand of customers for products and services.  As interest rates change, we expect to periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities.  This means that either interest-bearing liabilities will be more sensitive to changes in market interest rates than interest-earning assets, or vice versa.  In either event, changes in market interest rates may have a negative impact on our earnings.

The economic recession and significant downturn in the housing market and the related crisis in mortgage lending have impacted the economy in many ways, including:

•	slowdown in construction, both residential and commercial, including construction lending;

•	significant job loss;

•	tightening of credit markets;

•	lowering of consumer confidence and spending; and

•	increase in non-performing loans and foreclosures.

Financial institutions have been directly impacted by:

•	the recession;

•	write-offs of mortgage backed securities and mortgage assets;

•	tightening of credit standards for business and consumers; and

•	tightening of available credit for bank holding companies for financing growth.

Responding to economic sluggishness and recession concerns, the Federal Reserve Board, through its Federal Open Market Committee (FOMC), cut the target federal funds rate beginning in September 2007 to historically low levels.  The actions of the Federal Reserve Board, while designed to help the economy overall, may negatively impact in the short term the Bank’s earnings.  Potentially lower earnings, combined with continued uncertainty in the credit markets, may also impact the Bank’s ability to raise capital and maintain required capital ratios.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of loans and the ability to realize gains from the sale of loans, all of which ultimately affect earnings. A decline in the market value of our assets may limit our ability to borrow additional funds.  As a result, we could be required to sell some of our loans and investments under adverse market conditions, under terms that are not favorable, to maintain liquidity.  If those sales are made at prices lower than the amortized costs of the investments, losses may be incurred.

Risks due to economic conditions and environmental disasters in the regions we serve may adversely affect our operations.

The Company serves three primary regions:  the Tri-Counties region which consists of San Luis Obispo, Santa Barbara and Ventura counties in the state of California, the SBA Western Region where the Bank originates SBA loans (Arizona, California, Colorado, Oregon and Washington) and the SBA Southeast Region (Alabama, Florida, Georgia, Maryland, North and South Carolina and Tennessee).  The current economic slowdown in those regions as well as natural disasters such as hurricanes, floods, fires and earthquakes could result in the following consequences, any of which could hurt our business:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•
collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

Competition with other banking institutions could adversely affect profitability.

The banking industry is highly competitive.  We face increased competition not only from other financial institutions within the markets we serve, but deregulation has resulted in competition from companies not typically associated with financial services as well as companies accessed through the internet.  As a community bank, the Bank attempts to combat this increased competition by developing and offering new products and increased quality of services.  Ultimately, competition can drive down the Bank’s interest margins and reduce profitability and make it more difficult to increase the size of the loan portfolio and deposit base.

Regulatory considerations may adversely affect our operations.

As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board.  This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders.  As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Office of the Comptroller of the Currency, which regulates the Bank, and the Federal Deposit Insurance Corporation which insures the deposits of the Bank within certain limits.

In addition, there are numerous governmental requirements and regulations that affect our business activities.  A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.  Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

We are a legal entity separate and distinct from the Bank.  However, our principal source of cash revenues is the payment of dividends from the Bank.  There are various legal and regulatory limitations on the extent to which the Bank can finance or otherwise supply funds to us and our other affiliates.

As a national bank, the prior approval of the Comptroller of the Currency is required if the total of all dividends declared and paid to Community West in any calendar year exceeds the Bank’s net earnings for that year combined with their retained net earnings less dividends paid for the preceding two calendar years.

Changes in the regulatory environment may adversely affect our operations.

The financial services industry is heavily regulated.  We are subject to federal and state regulation designed to protect the deposits of consumers, not to benefit shareholders.  These regulations include the following:

•	the amount of capital we must maintain;

•	the types of activities in which we can engage;

•	the types and amounts of investments we can make;

•	the locations of our offices;

•	insurance of our deposits and the premiums paid for the insurance; and

•	how much cash we must set aside as reserves for deposits.

The regulations impose limitations on operations and may be changed at any time, possibly causing future results to vary significantly from past results.  Moreover, certain of these regulations contain significant punitive sanctions for violations, including monetary penalties and limitations on a bank’s ability to implement components of its business plan, such as expansion through mergers and acquisitions.  In addition, changes in regulatory requirements may act to add costs associated with compliance efforts.  Furthermore, government policy and regulation, particularly as implemented through the Federal Reserve System, significantly affect credit conditions.

Operational risks may result in losses.

Operational risk represents the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside the Company, the execution of unauthorized transactions by employees, transaction processing errors and breaches of internal control system and compliance requirements.  This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation and customer attrition due to potential negative publicity.

Operational risks are inherent in all business activities and the management of these risks is important to the achievement of our objectives.  In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation. We manage operational risks through a risk management framework and our internal control processes.  While we believe that we have designed effective methods to minimize operational risks, there is no absolute assurance that business disruption or operational losses would not occur in the event of disaster.

An information systems interruption or breach in security might result in loss of customers.

We rely heavily on communications and information systems to conduct business.  In addition, we rely on third parties to provide key components of information system infrastructure, including loan, deposit and general ledger processing, internet connections, and network access.  Any disruption in service of these key components could adversely affect our ability to deliver products and services to customers and otherwise to conduct operations.  Furthermore, any security breach of information systems or data, whether managed by the Company or by third parties, could harm our reputation or cause a decrease in the number of our customers.

We may depend on technology and technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services.  In addition to providing better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs.  Many of our competitors have substantially greater resources to invest in technological improvements.  We face the risk of having to keep up with the rapid technological changes.

Loss of key management personnel may adversely affect our operations.

The Bank is operated by key management personnel in each department of the Bank, including executive, lending, finance, operations and retail banking.  Many of these key staff members have been employed by the Bank for a number of years and, accordingly, have developed expertise and a loyal customer following.  In the event that a key management member were to terminate employment with the Bank, the effect may be to impair the Bank’s ability to operate as effectively as it does at the present time, or in the case of a former employee being hired by a competitor, may result in a loss of customers to a competitor.  In addition, the loss of services of any of our executive officers, or their failure to adequately perform their management functions, would make it difficult for us to continue to grow our business, obtain and retain customers, and set up and maintain appropriate internal controls for our operations.  If any member of our executive officers does not perform up to expectations, our results of operations could suffer and our current plans to expand and become more profitable may not succeed.  Finally, if any of our executive officers decides to leave, it may be difficult to replace her or him and we would lose the benefit of the knowledge she or he gained during her or his tenure with us.

There may be variations in quarterly operating results.

Our results of operations are reported on a quarterly basis.  In the event quarterly results fail to exceed results from the prior period or periods, securities analysts and shareholders might assume that a decline in profitability is indicative of lower results for a full fiscal year when they might be the result of temporary factors.

Changes in accounting policies may adversely affect the reported results of operations.

The financial statements prepared by the Company are subject to various guidelines and requirements promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission and bank regulatory agencies.  The adoption of new or revised accounting standards may adversely affect the reported results of operation.

Litigation risks may have a material impact on our assets or results of operations.

We are involved in various matters of litigation in the ordinary course of business which, historically, have not been material to our assets or results of operations.  No assurances can be given that future litigation may not have a material impact on our assets or results of operations.

Geopolitical concerns and the heightened risk of terrorism have negatively affected the stock market and the global economy.

Stock prices domestically and around the world have been and continue to be adversely affected by geopolitical concerns and the heightened risk of terrorism.  In addition to negatively affecting the stock markets, the geopolitical concerns and the heightened risk of terrorism have adversely affected, and may continue to adversely affect, the national and global economy because of the uncertainties that exist as to the instabilities in the Middle East and elsewhere, and as to how the U.S. and other countries will respond to terrorist threats or actions.  All of these uncertainties may contribute to a global slowdown in economic activity.  An overall weakened economy may have the effect of decreasing loan demand, increasing loan delinquencies and generally causing our results of operations and our financial condition to suffer.

Risks Relating to Our Common Stock

Our Common Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on our Common Stock.

Shares of our Common Stock are equity interests in our Company and do not constitute indebtedness.  As such, our Common Stock, like shares of our Series A Preferred Stock, ranks junior to all indebtedness and other non-equity claims on our Company with respect to assets available to satisfy claims on our Company, including in the event of a liquidation.  Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of our Common Stock, as with our Series A Preferred Stock, (i) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (ii) as a California corporation, under California law we are subject to restrictions on payments of dividends out of lawfully available funds.

As a bank holding company, Community West’s ability to declare and pay dividends is dependent on certain federal regulatory considerations.  We are an entity separate and distinct from the Bank.  We derive substantially all of our revenue in the form of dividends from the Bank.  Accordingly, although Community West has retained ample funds from the proceeds of the sale of the Series A Preferred Stock to meet its current obligations to pay dividends on the Series A Preferred Stock as and when they come due, we may be dependent upon dividends from the Bank to pay the principal of and interest of any indebtedness Community West may incur, to satisfy our other cash needs and to pay dividends on the Series A Preferred Stock and our Common Stock.  The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements.  In the event the Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our Common Stock or the Series A Preferred Stock in the future.

In addition, as a California corporation, Community West is prohibited from making any distribution to its shareholders, including a distribution by way of dividend or a repurchase or redemption of stock, unless: (i) the Company’s retained earnings prior to the proposed distribution equals or exceeds the amount of the proposed distribution; or (ii) immediately after giving effect to the distribution, (A) the sum of the Company’s assets (exclusive of goodwill, capitalized research and development expenses, and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes deferred income and other deferred credits); and (B) the Company’s current assets would be at least equal to its current liabilities or, if the average of the earnings of the Company before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the Company for such fiscal years, at least equal to 1.25 times its current liabilities.

The prices of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell the Common Stock when you want or at prices you find attractive.

We cannot predict how our Common Stock will trade in the future.  The market value of our Common Stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;
•	developments related to investigations, proceedings or litigation that involve us;
•	changes in financial estimates and recommendations by financial analysts;
•	dispositions, acquisitions and financings;
•	actions of our current shareholders, including sales of Common Stock by existing shareholders and our directors and executive officers;
•	fluctuations in the stock price and operating results of our competitors;
•	regulatory developments; and

•	developments related to the financial services industry.

The market value of our Common Stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations.  These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.  These broad market fluctuations may adversely affect the market value of our Common Stock.

There may be future sales of additional Common Stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series A Preferred Stock.

We are not prohibited from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market value of our Common Stock could decline as a result of sales by us of a large number of shares of Common Stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Registration expenses in connection with the registration of the securities may be material expenses.

Under the Purchase Agreement, we are required to pay all registration expenses in connection with the registration of the securities.  If any of the Selling Shareholders wish to resell the securities, we may incur additional expenses in connection with such sales.  Although the Selling Shareholders will bear the selling expenses incurred in connection with any registrations pro rata on the basis of the aggregate offering or sales price of the securities so registered, we are required under the terms of the Purchase Agreement to bear all registration expenses incurred in connection therewith, which expenses may be substantial. Registration expenses include all expenses incurred by us in effecting any registration pursuant to the Purchase Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with our obligations under the Purchase Agreement,  including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of attorneys for the Selling Shareholders, and expenses of our independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, excluding the selling expenses of the Selling Shareholders.

Only a limited market exists for our Common Stock.

Our Common Stock was designated for quotation on Nasdaq on August 27, 1998 and trading volumes since that time have been modest.  There can be no assurance that an active trading market for our Common Stock will develop.  The limited trading market for our Common Stock may cause fluctuations in the market value of our Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

Certain restrictions will affect our ability to declare or pay dividends and repurchase our shares as a result of our decision to participate in the TARP Program.

As a result of our participation in the TARP Program, our ability to declare or pay dividends on any of our Common Stock will be limited.  Specifically, we will not be able to declare dividends payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series A Preferred Stock.  Further, while we are permitted to pay stock dividends, effectuate stocks splits and reverse stock splits, we will not be permitted to declare or pay cash dividends on our Common Stock without the Treasury's approval until the third anniversary of the investment unless the Series A Preferred Stock has been redeemed or transferred.  In addition, our ability to repurchase our shares will be restricted.  Treasury consent generally will be required for us to make any stock repurchases until the third anniversary of the investment by the Treasury unless the Series A Preferred Stock has been redeemed or transferred.  Further, common, junior preferred or pari passu preferred shares may not be repurchased if we are in arrears on the Series A Preferred Stock dividends to the Treasury.   For more information regarding our Series A Preferred Stock, including the rights, preferences, privileges and restrictions of the Series A Preferred Stock that may affect the holders of our Common Stock, please refer to the Company’s Current Reports on Form 8-K as filed with the SEC on December 18, 2008 and December 24, 2008, the Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2008, and the Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.3 hereto.

The Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share and the Warrant we issued to the Treasury may be dilutive to holders of our Common Stock.

The dividends declared on the Series A Preferred Stock will reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.  Additionally, the ownership interest of the existing holders of our Common Stock will be diluted to the extent the Warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series A Preferred Stock is exercised.  The shares of Common Stock underlying the Warrant represent approximately 8.8% of the shares of our Common Stock outstanding as of February 2, 2009 (including the shares issuable upon exercise of the Warrant in total shares outstanding).  Although the Treasury has agreed not to vote any of the shares of Common Stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of Common Stock acquired upon exercise of the Warrant is not bound by this restriction.

The federal banking laws limit the ownership of our Common Stock.

Because we are a bank holding company, purchasers of 10% or more of our Common Stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership).  Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the Common Stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from any resale of the securities by the Selling Shareholders, but we will receive the exercise price payable upon exercise of the Warrant if exercised for cash.  We will use the proceeds received from the exercise of the Warrant, if any, for working capital and general corporate purposes.

DESCRIPTION OF THE WARRANT

The following is a brief summary of the terms of the Warrant, which may be resold by the Selling Shareholders.  This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the Securities and Exchange Commission and is also available upon request from us.  Where this description is inconsistent with the Warrant, the Warrant will control.

Shares of Common Stock Subject to the Warrant.  The Warrant is initially exercisable for up to 521,158 shares of Common Stock.  However, if we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of at least $15,600,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Initial Selling Shareholder will be reduced by an amount equal to one-half of the number of shares initially covered by the Warrant.  The number of shares subject to the Warrant is subject to the further adjustments described below under the heading “--Adjustments to the Warrant.”

Exercise of the Warrant.  The initial exercise price applicable to the Warrant is $4.49 per share.  The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised.  However, the Initial Selling Shareholder may not exercise the Warrant with respect to more than one-half of the original number of shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $15,600,000 and (ii) December 31, 2009.

The exercise price may be paid either by the withholding by the Company of the number of shares of Common Stock issuable upon exercise of the Warrant that is equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “--Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder.  We will not issue fractional shares upon any exercise of the Warrant.  Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant.  We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.  The shares of Common Stock issuable upon exercise of the Warrant are listed on the Nasdaq Global Market.

Rights as a Shareholder.  The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability.  The Initial Selling Shareholder may not transfer a portion of the Warrant with respect to more than 260,579 shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $15,600,000 from one or more qualified equity offerings and (ii) December 31, 2009.  The Warrant, and all rights under the Warrant, is otherwise transferable.

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment.  Until the earlier of December 19, 2011 and the date the Initial Selling Shareholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances: (i) as consideration for or to fund the acquisition of businesses and/or related assets; (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors; (iii) in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act of 1933, or Rule 144A on a basis consistent with capital-raising transactions by comparable financial institutions; and (iv) in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases.  If we effect a pro rata repurchase of Common Stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder's right to receive shares of our Common Stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

The following is a brief summary of the terms of our Common Stock, which may be resold by the Selling Shareholders.  This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, copies of which have been filed with the Securities and Exchange Commission and are also available upon request from us, as well as the description of our Common Stock which is incorporated herein by reference through our previous filings with the Securities and Exchange Commission.

General.  We are authorized to issue up to 10,000,000 shares of Common Stock.  As of February 2, 2009, there were 5,915,130 shares of Common Stock outstanding.

Voting.    Each holder of Common Stock is entitled to one vote for each share held, subject, however, to such special voting rights by class as are or may be granted to the holders of serial preferred stock.  No shares have cumulative voting rights.

Dividends.    After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto have been paid or declared and set apart for payment and after the Company has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of shares of Common Stock are entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, any dividends declared from time to time by our Board of Directors.  The ability of the Company to pay cash dividends is also subject to the ability of the Bank, to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights.    In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of Common Stock.

Transfer Agent and Registrar.  The transfer agent and registrar of our Common Stock is Computershare Trust Company, N.A.

Restrictions on Ownership.  The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock.  Any entity that is a holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

For a description of our Series A Preferred Stock, including the rights, preferences, privileges and restrictions of the Series A Preferred Stock, please refer to the Company’s Current Reports on Form 8-K as filed with the SEC on December 18, 2008 and December 24, 2008, the Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the SEC on December 18, 2008, and the Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.3 hereto.

PLAN OF DISTRIBUTION

The Selling Shareholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The Selling Shareholders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Series A Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the Selling Shareholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Shareholders. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock or the Warrant on any securities exchange or for inclusion in any automated quotation system unless requested by the Initial Selling Shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock or the Warrant.

We have agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration of the securities covered by this prospectus.

SELLING SHAREHOLDERS

On December 19, 2008, we issued to the Initial Selling Shareholder, in exchange for an aggregate purchase price of $15.6 million in cash, (i) 15,600 shares of Series A Preferred Stock, and (ii) a Warrant to purchase up to 521,158 shares of our Common Stock at an exercise price of $4.49 per share in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.  Other than with respect to the acquisition of the Series A Preferred Stock and the Warrant, the Initial Selling Shareholder has not had any material relationship with us.

The Warrant and the Common Stock issuable upon exercise of the Warrant to be offered by the Selling Shareholders under the prospectus are “restricted” securities under applicable federal and state securities laws.  The Warrant and the Shares of Common Stock issuable upon exercise of the Warrant are being registered under the Securities Act to give the Selling Shareholders the opportunity to publicly sell these securities.  The registration of these securities does not require that any of the shares be offered or sold by the Selling Shareholders.  The Selling Shareholders may from time to time offer and sell all or a portion of the securities indicated below in privately negotiated transactions or on the Nasdaq Global Market or any other market on which our securities may subsequently be listed.

No estimate can be given as to the amount or percentage of the securities that will be held by the Selling Shareholders after any sales made pursuant to this prospectus because the Selling Shareholders are not required to sell any of the securities being registered under this prospectus.  For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the securities covered by this prospectus will be held by the Selling Shareholders.

The securities to be offered under this prospectus for the account of the Selling Shareholders are:

*           a Warrant to purchase up to 521,158 shares of Common Stock at an exercise price of $4.49 per share, subject to adjustment as described under “Description of Warrant,” representing beneficial ownership of approximately 8.8% of the shares of Common Stock issued and outstanding as of February 2, 2009; and

*           521,158 shares of Common Stock issuable upon exercise of the Warrant (subject to adjustment as described under “Description of Warrant”) which shares, if issued, would represent beneficial ownership of approximately 8.8% of the shares of Common Stock issued and outstanding as of February 2, 2009.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to these securities.  To our knowledge, the Initial Selling Shareholder has sole voting and investment power with respect to the Series A Preferred Stock and the Common Stock issuable upon exercise of the Warrant, subject to restrictions on exercise of voting rights on Series A Preferred Stock and on the Common Stock issuable upon exercise of the Warrant as more fully described elsewhere in this prospectus.

Information about the Selling Shareholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Horgan, Rosen, Beckham & Coren, L.L.P.

EXPERTS

The consolidated financial statements of Community West Bancshares appearing in Community West Bancshares Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference.  Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following are the estimated expenses, all of which will be paid by Community West, in connection with the offering described in this registration statement:

Securities and Exchange Commission registration fee	$92
Printing and other miscellaneous fees and expenses*	$10,000
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$5,000
Total	$65,092

* Estimated solely for the purpose of this Item.  Actual expenses may be more or less.

Item 15.	Indemnification of Directors and Officers

Article V of Community West’s Articles of Incorporation provides that Community West shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law.  It also provides that Community West is authorized to provide indemnification for its agents to the extent permissible under California law.  In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law.  Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.”  For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.  Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits.  In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders.  Such indemnification must be authorized by (1) a majority vote of a quorum of the Board of Directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties.  Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable.  Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

In accordance with Article V of Community West’s Articles of Incorporation and California law, Community West has entered into indemnification agreements with its directors and executive officers.  These indemnification agreements require Community West to indemnify and advance certain expenses to its directors and executive officers, including attorneys’ fees and any kind of fee actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether brought in the name of Community West or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such director or executive officer may be or may have been involved as a party or otherwise (other than as plaintiff against Community West), by reason of the fact that such director or executive officer is or was an agent of Community West or by reason of any action taken by him or her or of any inaction on his or her part while acting as such agent of Community West. Indemnity generally applies if its determined that such director or executive officer acted in good faith and in a manner such director or executive officer reasonably believed to be in the best interest of Community West.

Item 16.     Exhibits.

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

3.2	Bylaws of Community West Bancshares (incorporated by reference to Exhibit 3.1 of Community West’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 1998).

3.3
Secretary's Certificate of Amendment of Bylaws (incorporated by reference to Exhibit 3.3 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

3.4
Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.2 of Community West's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

4.1	Form of Certificate for Common Stock (incorporated by reference to Community West's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 12, 1998).

4.2	Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A. *

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. *

10.1
Letter Agreement, dated as of December 19, 2008, between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

10.2
Letter Agreement, dated as of December 19, 2008, between the Company and the United States Department of the Treasury regarding the Number of Director Positions (incorporated by reference to Exhibit 10.2 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

10.3
Form of Indemnification Agreement.  Community West Bancshares has entered into Indemnification Agreements with Lynda J. Nahra, Charles G. Baltuskonis, Robert H. Bartlein, Jean W. Blois, John D. Illgen, William  R. Peeples and James R. Sims, Jr.*

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (contained in its opinion filed as Exhibit 5.1). *

23.2	Consent of Ernst & Young LLP. *

24.1	Power of Attorney (previously filed).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.   As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 9th day of February, 2009.

COMMUNITY WEST BANCSHARES

By:	/s/ Lynda J. Nahra
Lynda J. Nahra, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on February 9, 2009.

	SIGNATURE	TITLE

	/s/ Lynda J. Nahra	President and Chief Executive Officer and Director
Lynda J. Nahra

	/s/ Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer
Charles G. Baltuskonis

	*	Director
Robert H. Bartlein

	*	Director
Jean W. Blois

	*	Director
John D. Illgen

	*	Director
William R. Peeples

	*	Director
James R. Sims, Jr.

	*	Director
Kirk B. Stovesand

	*	Director
C. Richard Whiston

* By:	/s/ Lynda J. Nahra	President and Chief Executive Officer and Director
Lynda J. Nahra
As Attorney-in-Fact

* By:	/s/ Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer
Charles G. Baltuskonis
As Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

3.2	Bylaws of Community West Bancshares (incorporated by reference to Exhibit 3.1 of Community West’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 1998).

3.3
Secretary's Certificate of Amendment of Bylaws (incorporated by reference to Exhibit 3.3 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

3.4
Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.2 of Community West's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008).

4.1	Form of Certificate for Common Stock (incorporated by reference to Community West's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 12, 1998).

4.2	Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A. *

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. *

10.1
Letter Agreement, dated as of December 19, 2008, between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

10.2
Letter Agreement, dated as of December 19, 2008, between the Company and the United States Department of the Treasury regarding the Number of Director Positions (incorporated by reference to Exhibit 10.2 of Community West’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2008).

10.3
Form of Indemnification Agreement.  Community West Bancshares has entered into Indemnification Agreements with Lynda J. Nahra, Charles G. Baltuskonis, Robert H. Bartlein, Jean W. Blois, John D. Illgen, William  R. Peeples and James R. Sims, Jr.*

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (contained in its opinion filed as Exhibit 5.1). *

23.2	Consent of Ernst & Young LLP. *

24.1	Power of Attorney (previously filed).

*	Filed herewith.